Exhibit 16.1

KPMG LLP
Audit
15 Canada Square
London E14 5GL
United Kingdom

7 June 2022

Securities and Exchange Commission

Washington, D.C

20549

Ladies and Gentlemen:

We were previously principal accountants for Rentokil Initial plc and on 3 March 2021, we reported on the consolidated financial statements of Rentokil Initial plc as of and for the year ended 31 December 2020. On 16 March 2021, we issued our notice of not seeking reappointment. We have read Rentokil Initial plc’s statements included under section ‘CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT’ of its Form F-4 dated 7 June 2022, and we agree with such statements.

Very truly yours,

/S/ KPMG LLP